Exhibit 99.1

NEWS RELEASE                                CONTACT:    Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER AND FIRST HALF OF 2012

ELYRIA, Ohio - (July 26, 2012) - Invacare Corporation (NYSE: IVC) today announced its financial results for the quarter and six months ended June 30, 2012.

CEO SUMMARY

Commenting on Invacare's second quarter 2012 results, Gerald B. Blouch, President and Chief Executive Officer, stated, "The Company continued to invest in and make significant progress on its quality systems improvements related to previously disclosed observations made by the United States Food and Drug Administration (FDA). Primarily as a result of the related regulatory and compliance costs, adjusted earnings per share(a) decreased 33% to $0.30 in the second quarter of 2012 compared to $0.45 in the second quarter of 2011. If the impact of the incremental regulatory and compliance costs, which aggregated approximately $0.15 per share ($4.7 million after-tax expense), were excluded, adjusted earnings per share(a) would have been approximately $0.45 in the second quarter. Also in the second quarter, gross margin as a percentage of net sales declined by 1.2 percentage points compared to last year primarily related to sales mix favoring lower margin product lines and lower margin customers. In addition, organic net sales for the quarter decreased by 1.2% compared to last year and free cash flow(c) was $4.8 million."

Blouch continued, "I am proud of the Invacare team for driving the Company toward the successful remediation of its quality systems while continuing to hold the business results steady despite multiple pressures facing the Company. These pressures include the previously disclosed delay of new product introductions due to the Company's diversion of internal resources in order to accelerate the progress on its remediation effort. The Company also felt the impact of external challenges, including ongoing reimbursement pressures faced by Invacare's customers, most notably the United States National Competitive Bidding program that is expected to be rolled out to 91 metropolitan statistical areas in July 2013 that is causing customers to be more cautious in their capital spending, and the strengthening of the U.S. dollar.”

Regarding the outlook for 2012, Blouch stated, “The Company is continuing to negotiate the terms of the FDA's proposed consent decree of injunction related to the Company's corporate and wheelchair manufacturing facilities in Elyria, Ohio. Until the Company understands the final terms of the consent decree, it is not in a position to provide guidance for 2012. The Company is making significant progress on its quality systems remediation, and it remains committed to conducting a third party audit of its compliance in the fourth quarter of 2012. While remediation remains the Company's first priority, the Company wants to assure its shareholders that, although the timing is uncertain, it is addressing the pressure on its gross margin through the benefits of the Company's long-term globalization strategy to harmonize global product lines and reduce complexity, as well as through the introduction of new products, especially in custom power."

HIGHLIGHTS FOR THE SECOND QUARTER

•
Loss per share on a GAAP basis was $0.06, principally driven by a one-time discrete tax expense adjustment of $0.28 per share which is a non-cash charge at this time and is being contested by the Company, as compared to earnings per share of $0.32 last year.

•
Adjusted earnings per share(a) decreased 33% for the quarter to $0.30 versus $0.45 last year. Second quarter 2012 adjusted earnings were negatively impacted by incremental regulatory and compliance costs related to quality systems improvements of approximately $0.15 per share ($4.7 million after-tax expense).

•	Free cash flow(c) for the quarter was $4.8 million as compared to $21.3 million in the second quarter last year.

•	Net sales for the quarter decreased 2.5% and organic net sales decreased 1.2%, compared to the second quarter of last year.

•	Adjusted EBITDA(d) was $26.7 million for the quarter versus $34.7 million for the same period last year.

•	Debt outstanding for the quarter decreased by $8.7 million, resulting in a ratio of debt to adjusted EBITDA(d) of 1.97, compared to 1.84 at the second quarter of last year.

CONSOLIDATED RESULTS

Loss per share on a GAAP basis for the second quarter of 2012 was $0.06 ($2.0 million net loss) as compared to earnings per share for the same period last year of $0.32 ($10.7 million net earnings). Net loss for the current quarter was impacted by a one-time discrete tax expense related to prior years of $0.28 per share ($9.0 million after-tax expense) which is a non-cash charge at this time for a matter that is under audit and being contested by the Company, incremental regulatory and compliance costs related to quality systems improvements of $0.18 per share ($5.6 million after-tax expense, applying U.S. GAAP effective annualized tax rate) and charges related to restructuring of $0.07 per share ($2.1 million after-tax expense). Net earnings for the second quarter also were unfavorably impacted by $0.01 per share ($0.3 million after-tax expense) for early debt extinguishment charges compared to $0.36 per share ($11.9 million after-tax expense) in the same period a year ago. Net earnings for the second quarter of last year also were positively impacted by $0.16 per share ($5.1 million tax benefit) as a result of a tax settlement in Germany.

Adjusted earnings per share(a) were $0.30 for the second quarter of 2012 as compared to $0.45 for the second quarter of 2011. Adjusted net earnings(b) for the quarter were $9.6 million versus $14.7 million for the second quarter of last year. Adjusted net earnings(b) for the quarter were negatively impacted primarily by incremental regulatory and compliance costs related to quality systems improvements, a reduced gross margin and lower net sales partially offset by decreased selling, general and administrative (SG&A) expense, interest expense and a lower effective tax rate on adjusted pre-tax earnings.

Net sales for the quarter decreased 2.5% to $454.9 million versus $466.4 million for the same period last year. Organic net sales for the quarter decreased 1.2% over the same period last year as increases for the Invacare Supply Group (ISG), Europe and Institutional Products Group (IPG) segments were offset by declines for the North America/Home Medical Equipment (HME) and Asia/Pacific segments. The impact of foreign currency translation and an acquisition on net sales in the second quarter for each business segment and the consolidated Company as compared to last year is provided in a table accompanying this release.

Gross margin as a percentage of net sales for the second quarter was lower by 1.2 percentage points compared to last year's second quarter. The margin decline was principally related to sales mix favoring lower margin product lines and lower margin customers, which was partially offset by the favorable impact of an acquisition finalized in the third quarter of 2011.

SG&A expense decreased 0.6% to $111.8 million in the second quarter compared to $112.4 million in the second quarter last year. Foreign currency translation decreased SG&A expense by 2.4 percentage points, while the impact of an acquisition increased SG&A expense by 3.0 percentage points. Excluding foreign currency translation and an acquisition, SG&A expense decreased by 1.2% compared to the second quarter of last year primarily related to reduced associate costs and bad debt expense, which were partially offset by the North America/HME business segment's increased regulatory and compliance costs related to quality systems improvements ($7.0 million pre-tax expense).

The Company incurred restructuring charges for the second quarter of $2.1 million after-tax, principally related to severance costs in the North America/HME and Asia/Pacific segments. These restructuring charges are excluded from adjusted earnings per share(a).

During the second quarter of 2012, the Company recorded a one-time discrete tax expense related to prior years for a tax matter under audit of $9.0 million after-tax, which is being contested by the Company. This expense is a non-cash charge at this time and is excluded from adjusted earnings per share(a).

Earnings per share on a GAAP basis for the six months ended June 30, 2012 were $0.20 ($6.3 million net earnings) as compared to earnings per share for the same period last year of $0.55 ($18.1 million net earnings). Net earnings for the first six months of 2012 were negatively impacted by incremental regulatory and compliance costs related to quality systems improvements of $0.28 per share ($9.1 million after-tax expense, applying U.S. GAAP effective annualized tax rate), a discrete tax expense related to prior years of $0.28 per share ($9.0 million after-tax expense) which is a non-cash charge at this time for a matter that is under audit and being contested by the Company, and charges related to restructuring of $0.08 per share ($2.5 million after-tax expense). Net earnings for the first six months of 2012 also were unfavorably impacted by $0.01 per share ($0.3 million after-tax expense) for early debt extinguishment charges compared to $0.51 per share ($16.7 million after-tax expense) in the same period a year ago. Net earnings for the first six months of 2011 also were positively impacted by $0.16 per share ($5.1 million tax benefit) as a result of a tax settlement in Germany.

Adjusted earnings per share(a) were $0.55 for the first six months of 2012 as compared to $0.77 for the first six months of 2011. Adjusted net earnings(b) for the first six months of 2012 were $17.5 million versus $25.2 million last year. The decline in adjusted net earnings(b) was primarily driven by incremental regulatory and compliance costs related to quality systems improvements, a reduced gross margin and lower net sales partially offset by decreased SG&A expense, interest expense and a lower effective tax rate on adjusted pre-tax earnings.

Net sales for the six months ended June 30, 2012 decreased 0.7% to $888.5 million versus $894.9 million for the same period last year. Organic net sales for the six months ended June 30, 2012 decreased 0.5% over the same period last year as increases for the ISG, Europe and IPG segments were offset by declines for the North America/HME and Asia/Pacific segments. The year-to-date impact of foreign currency translation and an acquisition on net sales for each business segment and the consolidated Company as compared to last year is provided in a table accompanying this release.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (HME)

For the quarter ended June 30, 2012, North America/HME net sales decreased 7.4% to $180.4 million compared to $194.7 million in the same period last year. Organic net sales were down 7.0% compared to last year driven by declines in respiratory therapy and mobility and seating products. The sales decline is primarily related to uncertainty in the industry as it gets closer to the Fall 2012 announcement of bid rates for the next round of National Competitive Bidding. Customers are taking extra caution to leverage their existing product inventory. In addition, the Company continues to see slowness in power wheelchair sales in the United States due to the ongoing uncertainty and general slowness in the market where mobility and seating customers are dealing with prepayment reviews and other types of audits of power mobility devices from Medicare and Medicaid. The sales decline in the segment also was related to the Company's previously mentioned delay of new product introductions. Earnings before income taxes were $5.7 million, excluding restructuring charges of $1.7 million, as compared to earnings before income taxes of $13.6 million last year as a result of the incremental costs mentioned previously related to quality systems improvements, volume declines, unfavorable sales mix favoring lower margin customers and unfavorable product mix away from higher margin products. These costs were partially offset by reduced bad debt expense and associate costs.

For the six months ended June 30, 2012, North America/HME net sales decreased 5.3% to $356.5 million compared to $376.6 million in the same period last year. Organic net sales were down 5.1% compared to last year primarily driven by declines in mobility and seating and respiratory therapy products. Earnings before income taxes for the first half of 2012 were $13.4 million, excluding restructuring charges of $1.9 million, as compared to earnings before income taxes of $26.9 million last year as a result of the incremental costs mentioned previously related to quality systems improvements, volume declines, unfavorable sales mix favoring lower margin customers and unfavorable product mix away from higher margin products. These costs were partially offset by reduced bad debt expense and associate costs.

INVACARE SUPPLY GROUP (ISG)

ISG net sales for the second quarter increased 8.5% to $82.2 million compared to $75.7 million for the same period last year. The net sales increase occurred in diabetic, ostomy, urological and incontinence products. Earnings before income taxes for the second quarter were $1.8 million as compared to $1.5 million last year as volume increases were partially offset by higher freight costs.

For the six months ended June 30, 2012, ISG net sales increased 7.3% to $160.7 million compared to $149.8 million for the same period last year. The net sales increase occurred in diabetic, incontinence, urological and ostomy products. Earnings before income taxes for the first half of 2012 were $3.0 million as compared to $2.7 million last year as volume increases and reduced SG&A expense were partially offset by higher freight costs.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the second quarter increased by 24.6% to $37.5 million compared to $30.1 million last year. Organic net sales increased 5.8% driven primarily by strong net sales in dialysis chairs, respiratory therapy products and interior design projects for long-term care facilities partially offset by declines in institutional beds. Earnings before income taxes were $3.5 million, which were comparable with the second quarter of last year, as volume increases and the benefit of an acquisition finalized during the third quarter of 2011 were offset principally by increased freight expense and research and development costs.

For the six months ended June 30, 2012, IPG net sales increased by 19.7% to $73.7 million compared to $61.5 million last year. Organic net sales increased 1.2% with increases in dialysis chairs, respiratory therapy products, therapeutic support systems and interior design projects for long-term care facilities, which were partially offset by declines in institutional beds. Earnings before income taxes for the first half of 2012 were $6.9 million, as compared to $7.6 million for the first half of last year, as increased SG&A expenses, primarily in associate costs, was partially offset by volume increases and the benefit of an acquisition finalized during the third quarter of 2011.

EUROPE

For the second quarter, European net sales decreased 5.0% to $134.7 million versus $141.9 million for the second quarter of last year. Organic net sales for the quarter increased 2.3%, principally due to increases in respiratory therapy and lifestyle products. For the second quarter, earnings before income taxes decreased to $7.8 million as compared to $9.9 million last year, excluding restructuring charges of $0.4 million. The decrease in earnings before income taxes was largely attributable to an unfavorable sales mix favoring lower margin product lines and lower margin customers and unfavorable foreign currency transactions. These factors were partially offset by reduced SG&A expenses, primarily in associate costs, and volume increases.

For the six months ended June 30, 2012, European net sales decreased 1.2% to $260.0 million versus $263.2 million last year. Organic net sales increased 3.7%, principally due to increases in respiratory therapy and lifestyle products. For the first half of 2012, earnings before income taxes decreased to $13.6 million, excluding restructuring charges of $0.3 million, as compared to $14.9 million, excluding restructuring charges of $0.4 million, last year. The decrease in earnings before income taxes was largely attributable to an unfavorable sales mix favoring lower margin product lines and lower margin customers, pricing pressures, primarily in lifestyle and power mobility products, and increased warranty costs. These factors were partially offset by volume increases and reduced SG&A expenses, principally in associate costs.

ASIA/PACIFIC

For the second quarter, Asia/Pacific net sales decreased 16.1% to $20.1 million versus $24.0 million last year. Organic net sales for the quarter decreased 13.4%, caused primarily by net sales declines in the Company's Australian and New Zealand distribution businesses partially offset by net sales increases by the Company's subsidiary which produces microprocessor controllers. For the second quarter, loss before income taxes was $0.5 million, excluding restructuring charges of $0.3 million, as compared to earnings before income taxes of $1.8 million last year. The decrease in earnings before income taxes is primarily attributable to the Australian distribution business as a result of a significant reduction in net sales volumes.

For the six months ended June 30, 2012, Asia/Pacific net sales decreased 14.0% to $37.7 million versus $43.8 million last year. Organic net sales for the quarter decreased 14.8%, caused primarily by net sales declines in the Company's Australian and New Zealand distribution businesses partially offset by net sales increases by the Company's subsidiary which produces microprocessor controllers. The year to date loss before income taxes was $1.5 million, excluding restructuring charges of $0.4 million, as compared to earnings before income taxes of $2.9 million last year. The decrease in earnings before income taxes is primarily attributable to the Australian distribution business as a result of a significant reduction in net sales volumes.

FINANCIAL CONDITION

Total debt outstanding was $262.8 million as of June 30, 2012, as compared to $271.6 million as of March 31, 2012 and $269.5 million as of December 31, 2011 (including the convertible debt discount, which reduced convertible debt and increased equity by $3.6 million as of June 30, 2012, by $3.9 million as of March 31,

2012 and by $4.1 million as of December 31, 2011). The Company's total debt outstanding as of June 30, 2012 consisted of $242.0 million drawn on the revolving credit facility, $13.4 million in convertible debt and $7.4 million of other debt.

The Company reported $4.8 million of free cash flow(c) in the second quarter of 2012 as compared to $21.3 million of free cash flow(c) in the second quarter of 2011. The second quarter free cash flow(c) was negatively impacted by an increase in net working capital, primarily inventory and accounts receivable.

The Company's ratio of debt to adjusted EBITDA(d) was 1.97 as of June 30, 2012, compared to 1.81 as of December 31, 2011 and 1.84 as of June 30, 2011.

Days sales outstanding were 50 days at the end of the second quarter of 2012, compared to 50 days at December 31, 2011 and 50 days as of June 30, 2011. Inventory turns at the end of the second quarter of 2012 were 5.3, compared to 5.7 as of December 31, 2011 and 6.1 as of June 30, 2011.

(a) Adjusted earnings per share (EPS) is a non-GAAP financial measure which is defined as adjusted net earnings(b) divided by adjusted weighted average shares outstanding - assuming dilution, excluding the dilutive impact of the convertible debt. The dilutive effect of shares necessary to settle the conversion spread on the Company's convertible debentures is included in the calculation of GAAP earnings per share. The share adjustment is 0 shares for the three and six months ended June 30, 2012 and 522,000 shares for the three and six months ended June 30, 2011. The Company excludes the shares from the calculation of adjusted earnings per share, as it intends to satisfy any conversion spread using cash, as opposed to stock. The Company believes this exclusion is relevant in computing adjusted earnings per share as a supplementary non-GAAP financial measure used by financial analysts to meaningfully evaluate operating performance. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(b) Adjusted net earnings is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($2.0 million and $2.5 million pre-tax for the quarter and six months ended June 30, 2012 compared to $0.4 million pre-tax for both the quarter and six months ended June 30, 2011), amortization of the convertible debt discount recorded in interest ($0.1 million and $0.3 million pre-tax for the quarter and six months ended June 30, 2012 compared to $0.5 million and $1.1 million pre-tax for the quarter and six months ended June 30, 2011), loss on debt extinguishment including debt finance charges and fees ($0.3 million pre-tax for the quarter and six months ended June 30, 2012 compared to $11.9 million and $16.7 million pre-tax for the three and six months ended June 30, 2011), a discrete tax expense related to prior years for a foreign tax matter under audit ($9.0 million after-tax for the quarter and six months ended June 30, 2012), a one-time benefit as a result of a tax settlement in Germany ($5.1 million after-tax for the quarter and six months ended June 30, 2011) and changes in tax valuation allowances. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(c) Free cash flow is a non-GAAP financial measure which is defined as net cash provided by operating activities, excluding net cash flow impact related to restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions). This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(d) Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes (benefit), depreciation and amortization, as further adjusted to exclude restructuring charges, amortization of the convertible debt discount (recorded in interest expense), bank fees, stock option expense and loss on debt extinguishment including debt finance charges and fees. It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a company's future operating performance and cash flow. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company's senior secured credit facility, although, in particular, a larger acquisition during a given year may make it difficult to replicate the exact calculations for the covenants. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company's performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

CONFERENCE CALL

As previously announced, the Company will host a conference call for investors and other interested parties today at 8:30 AM ET to discuss the Company's performance. Those wishing to participate in the live call should dial 1-888-498-8379, or +1-706-679-5239 for international callers, and enter meeting ID 10033036. A digital recording will be available two hours after completion of the conference call from July 26, 2012 to August 2, 2012. To access the recording, US/Canada callers should dial 1-855-859-2056, or +1-404-537-3406 for international callers, and enter the Conference ID 10033036.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,200 associates and markets its products in approximately 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, are forward-looking in nature that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: compliance costs, limitations on the production and/or marketing of the Company's products, inability to bid on or win certain contracts, or other adverse effects of enforcement actions from the current, ongoing FDA investigations and negotiations on a proposed consent decree of injunction and the risk that the Company and the FDA may not reach agreement on the terms of a consent decree; unforeseen circumstances that might delay or adversely impact the results of the third party audits of the Company's quality system; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, the Medicare national competitive bidding program covering nine metropolitan areas that started in 2011 and an additional 91 metropolitan areas beginning in July 2013), impacts of the U.S. health care reform legislation that was recently enacted (such as, for example, the excise tax beginning in 2013 on certain medical devices); legal actions, regulatory proceedings or the Company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the Company's products or operations in the United States or abroad; product liability claims; exchange rate or tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; potential product recalls; possible adverse effects of being leveraged, including interest rate or event of default risks; decreased availability or increased costs of materials which could increase the Company's costs of producing or acquiring the Company's products, including possible increases in commodity costs or freight costs; provisions of Ohio law or in the Company's debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

 INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$454,925	$466,412	$888,489	$894,910
Cost of products sold	329,058	331,494	643,053	636,986
Gross Profit	125,867	134,918	245,436	257,924
Selling, general and administrative expenses	111,770	112,417	219,270	218,194
Charges related to restructuring activities	1,999	431	2,547	431
Loss on debt extinguishment including debt finance charges and associated fees	312	11,855	312	16,736
Interest expense - net	1,238	1,954	2,376	4,298
Earnings before Income Taxes	10,548	8,261	20,931	18,265
Income taxes	12,525	(2,400)	14,675	150
Net Earnings (Loss)	$(1,977)	$10,661	$6,256	$18,115
Net Earnings (Loss) per Share—Basic	$(0.06)	$0.33	$0.20	$0.56
Weighted Average Shares Outstanding—Basic	31,818	31,950	31,819	32,062
Net Earnings (Loss) per Share—Assuming Dilution*	$(0.06)	$0.32	$0.20	$0.55
Weighted Average Shares Outstanding—Assuming Dilution*	31,818	33,006	31,822	33,026

*Net earnings (loss) per share assuming dilution calculated for the quarter ended June 30, 2012 utilizing weighted average shares outstanding - basic as a result of the Company's net loss.

 INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net earnings (loss)	$(1,977)	$10,661	$6,256	$18,115
Interest expense	1,405	2,234	2,881	4,844
Income taxes	12,525	(2,400)	14,675	150
Depreciation and amortization	9,816	9,338	19,448	18,133
EBITDA	21,769	19,833	43,260	41,242
Restructuring charges	1,999	431	2,547	431
Bank fees	1,121	1,155	2,181	2,287
Loss on debt extinguishment including debt finance charges and associated fees	312	11,855	312	16,736
Stock option expense	1,456	1,466	2,990	2,878
Adjusted EBITDA(1)	$26,657	$34,740	$51,290	$63,574

(1) Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net earnings (loss) excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, bank fees, stock option expense, amortization of the convertible debt discount (recorded in interest expense) and loss on debt extinguishment including debt finance charges and fees. It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a Company's future operating performance and cash flow. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company's senior secured credit facility, although, in particular, a larger acquisition during a given year may make it difficult to replicate the exact calculations for the covenants. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company's performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS (LOSS) PER SHARE
TO ADJUSTED EARNINGS PER SHARE (2)

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net earnings (loss) per share - assuming dilution*	$(0.06)	$0.32	$0.20	$0.55
Weighted average shares outstanding- assuming dilution*	31,818	33,006	31,822	33,026
Net earnings (loss)	(1,977)	10,661	6,256	18,115
Income taxes	12,525	(2,400)	14,675	150
Earnings before income taxes	10,548	8,261	20,931	18,265
Restructuring charges	1,999	431	2,547	431
Amortization of discount on convertible debt	144	543	285	1,136
Loss on debt extinguishment including debt finance charges and associated fees	312	11,855	312	16,736
Adjusted earnings before income taxes	13,003	21,090	24,075	36,568
Income taxes	3,450	6,400	6,600	11,400
Adjusted net earnings	$9,553	$14,690	$17,475	$25,168

Weighted average shares outstanding - assuming dilution	31,822	33,006	31,822	33,026
Less: Diluted shares related to convertible debt	—	(522)	—	(522)
Adjusted weighted average shares outstanding - assuming dilution	31,822	32,484	31,822	32,504
Adjusted earnings per share - assuming dilution (2)	$0.30	$0.45	$0.55	$0.77

(2) Adjusted Earnings (Loss) per share (EPS) is a non-GAAP financial measure which is defined as net earnings (loss) excluding the impact of restructuring charges, amortization of the convertible debt discount (recorded in interest expense), loss on debt extinguishment including debt finance charges and fees, a discrete tax expense in 2012 related to prior years for a foreign tax matter under audit, one time tax benefit as a result of a tax settlement in Germany in 2011 and changes in tax valuation allowances divided by adjusted weighted average shares outstanding - assuming dilution, which excludes the dilutive impact of the convertible debt. The Company is including the dilutive effect of shares necessary to settle the conversion spread in the GAAP earnings per share calculation. The share adjustment is 0 shares for the three and six months ended June 30, 2012 and 522,000 shares for the three and six months ended June 30, 2011. For Adjusted EPS, the Company has excluded these shares from the calculation as it intends to satisfy the conversion spread using cash, as opposed to stock. The Company believes this exclusion is relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts to meaningfully evaluate operating performance. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance.

*Net earnings (loss) per share assuming dilution calculated for the quarter ended June 30, 2012 utilizing weighted average shares outstanding - basic as a result of the Company's net loss.

Business Segments - The Company operates in five primary business segments:  North America / Home Medical Equipment (HME) , Invacare Supply Group, Institutional Products Group, Europe and Asia/Pacific. The five reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $42,024,000 and $85,506,000 for the three and six months ended June 30, 2012, and $36,186,000 and $68,997,000 for the three and six months ended June 30, 2011, respectively.

The information by segment is as follows:

	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2012	2011	2012	2011
Revenues from external customers
North America / HME	$180,366	$194,737	$356,484	$376,568
Invacare Supply Group	82,205	75,737	160,670	149,783
Institutional Products Group	37,519	30,108	73,657	61,531
Europe	134,713	141,860	260,016	263,247
Asia/Pacific	20,122	23,970	37,662	43,781
Consolidated	$454,925	$466,412	$888,489	$894,910

Earnings (loss) before income taxes
North America / HME	$3,959	$13,629	$11,515	$26,878
Invacare Supply Group	1,784	1,489	3,034	2,684
Institutional Products Group	3,507	3,459	6,885	7,583
Europe	7,801	9,480	13,286	14,440
Asia/Pacific	(777)	1,842	(1,838)	2,893
All Other	(5,726)	(21,638)	(11,951)	(36,213)
Consolidated	$10,548	$8,261	$20,931	$18,265

Restructuring charges before income taxes
North America / HME	$1,745	$—	$1,862	$—
Invacare Supply Group	(7)	—	(20)	—
Institutional Products Group	—	—	35	—
Europe	—	431	291	431
Asia/Pacific	261	—	379	—
All Other	—	—	—	—
Consolidated	$1,999	$431	$2,547	$431

Earnings (loss) before income taxes excluding restructuring charges
North America / HME	$5,704	$13,629	$13,377	$26,878
Invacare Supply Group	1,777	1,489	3,014	2,684
Institutional Products Group	3,507	3,459	6,920	7,583
Europe	7,801	9,911	13,577	14,871
Asia/Pacific	(516)	1,842	(1,459)	2,893
All Other	(5,726)	(21,638)	(11,951)	(36,213)
Consolidated	$12,547	$8,692	$23,478	$18,696

“All Other” consists of unallocated corporate selling, general and administrative expenses, which do not meet the quantitative criteria for determining reportable segments. In addition, “All Other” earnings before income taxes includes loss on debt extinguishment including finance charges and associated fees.

Business Segment Net Sales - The following table provides net sales as reported and as adjusted to exclude the impact of foreign currency translation and acquisitions comparing quarters ended June 30, 2012 to June 30, 2011:

	Reported	Foreign Currency Translation Impact	Acquisition Impact	Adjusted*
North America / HME	(7.4)%	(0.4)%	—%	(7.0)%
Invacare Supply Group	8.5%	—%	—%	8.5%
Institutional Products Group	24.6%	(0.2)%	19.0%	5.8%
Europe	(5.0)%	(7.3)%	—%	2.3%
Asia/Pacific	(16.1)%	(2.7)%	—%	(13.4)%
Consolidated	(2.5)%	(2.5)%	1.2%	(1.2)%

The following table provides net sales as reported and as adjusted to exclude the impact of foreign currency translation and acquisitions comparing six months ended June 30, 2012 to June 30, 2011:

	Reported	Foreign Currency Translation Impact	Acquisition Impact	Adjusted*
North America / HME	(5.3)%	(0.2)%	—%	(5.1)%
Invacare Supply Group	7.3%	—%	—%	7.3%
Institutional Products Group	19.7%	(0.2)%	18.7%	1.2%
Europe	(1.2)%	(4.9)%	—%	3.7%
Asia/Pacific	(14.0)%	0.8%	—%	(14.8)%
Consolidated	(0.7)%	(1.5)%	1.3%	(0.5)%

*Adjusted net sales percent change equal to reported net sales change less impact of foreign currency translation and acquisitions.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2012	December 31, 2011
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$25,495	$34,924
Trade receivables, net	253,569	247,974
Installment receivables, net	2,811	6,671
Inventories, net	217,278	192,761
Deferred income taxes and other current assets	47,034	46,440
Total Current Assets	546,187	528,770
Other Assets	117,348	125,967
Property and Equipment, net	122,720	129,712
Goodwill	465,324	496,605
Total Assets	$1,251,579	$1,281,054
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$154,812	$148,805
Accrued expenses	124,534	132,595
Accrued income taxes	364	1,495
Short-term debt and current maturities of long-term obligations	830	5,044
Total Current Liabilities	280,540	287,939
Long-Term Debt	258,365	260,440
Other Long-Term Obligations	116,726	106,150
Shareholders’ Equity	595,948	626,525
Total Liabilities and Shareholders’ Equity	$1,251,579	$1,281,054

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW (3)

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net cash provided by operating activities	$8,573	$28,053	$7,748	$36,996
Plus:
Net cash impact related to restructuring activities	1,346	—	4,309	—
Less:
Purchases of property and equipment, net	(5,109)	(6,728)	(9,745)	(10,067)
Free Cash Flow	$4,810	$21,325	$2,312	$26,929

(3) Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, excluding net cash flow impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).